Second Amendment To
Amended and Restated
Credit Agreement

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”) is executed September 24, 2008, by and among PAC-VAN, INC., an Indiana corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent and collateral agent for the Lenders, and NATIONAL CITY BANK, as documentation agent for the Lenders.

RECITALS

1. The Company and Lenders are parties to an Amended and Restated Credit Agreement, dated as of August 23, 2007, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of September 23, 2008 (the “Credit Agreement”).

2. Company has requested a Change in Control and other modifications of the Credit Agreement. Subject to the terms and conditions stated in this Second Amendment, the Lenders are willing to modify and amend the Credit Agreement as provided in this Second Amendment.

Agreement

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the Lenders and Company agrees as follows:

1. Definitions. All terms used in this Second Amendment that are defined in the Credit Agreement and that are not otherwise defined in this Second Amendment shall have the same meanings in this Second Amendment as are ascribed to them in the Credit Agreement.

2. Amendments to Credit Agreement.

(a) Defined Terms. (i) The following definitions in Section 1.1 of the Credit Agreement are amended, and as so amended, restated as of the Second Amendment Effective Date to read in their entirety as follows:

Change of Control means the occurrence of any of the following events: (a) GFNA shall cease to own and control at least 100% of the outstanding Capital Securities of the Company; (b) the Company shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary; (c) Holdings shall cease to own and control 80% of the outstanding Capital Securities of GFNA; or (d) with respect to Holdings:

(A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any natural Person that is an officer or director of, or any group consisting of two or more natural Persons that are officers or directors of, Holdings as of the Second Amendment Effective Date, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 49% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or

(B) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(C) any Person or two or more Persons acting in concert (other than any natural Person that is an officer or director of, or two or more natural Persons that are officers or directors of, Holdings as of the Second Amendment Effective Date) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such securities.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period plus those expenses of Matthew Claymon, Scott Claymon and/or Brent Claymon of the types described on Schedule 6.2(h) of that certain Agreement and Plan of Merger dated as of July 12, 2006 by and among the Company, MOAC, PV Acquisition Corporation, Brent Claymon, Scott Claymon and Matthew Claymon, as amended, restated, supplemented or otherwise modified as of the date hereof and all exhibits and schedules thereto, and paid or reimbursed to such Person by the Company for such period not to exceed One Hundred Eighty-Six Thousand and No/100 Dollars ($186,000.00) per annum plus non-cash expenses related to stock options for such period not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) per annum, in the aggregate plus non-cash expenses approved by the Administrative Agent in writing related to stock options for such period in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) per annum plus transfer payments to GFNA pursuant to Section 11.4(iii) plus on a one-time basis expenses of the Company for stock options in connection with the Parent Merger Agreement not to exceed One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00). In addition, it is acknowledged and agreed that for purposes of all calculations of EBITDA hereunder, after the consummation of any Acquisition, income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the Person or property acquired shall, to the extent otherwise includable in the definition of EBITDA but not otherwise included in such items for the Company and its Subsidiaries in accordance with GAAP, be included to the extent relating to any period applicable in such calculations.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on June 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2009”) refer to the Fiscal Year ending on June 30 of such calendar year.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period less cash taxes and dividends/distributions to (b) (i) cash Interest Expense for such Computation Period; plus (ii) transfer payments to GFNA for such Computation Period.

Total Debt means all Debt of GFNA, the Company and the Company’s Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party) and (b) Hedging Obligations.

(ii) The following new definitions are added to Section 1.1 of the Credit Agreement:

GFNA means GFN North America Corp., a Delaware corporation.

Holdback Note means that certain subordinated, unsecured promissory note of GFNA in favor of D. E Shaw Laminar Portfolios, L.L.C. dated as of the Second Amendment Effective Date, in an aggregate original principal amount of $1,500,000.

Holdings means General Finance Corporation, a Delaware corporation.

Parent Merger Agreement means that certain Agreement and Plan of Merger dated as of July 24, 2008, by and among Holdings, GFNA, the Borrower, MOAC and the shareholders of MOAC, and all exhibits and schedules thereto; provided that the Administrative Agent shall have approved any material amendment, supplement or other modification thereto (including, without limitation, the waiver of any material condition to closing).

Parent Merger Documents means the Parent Merger Agreement and each other document, instrument, certificate and agreement executed or delivered in connection therewith or otherwise referred to therein or contemplated thereby, and all exhibits and schedules thereto; provided that the Administrative Agent shall have approved any material amendment, supplement or other modification thereto (including, without limitation, the waiver of any material condition to closing).

Second Amendment Effective Date shall have the meaning set forth for such term in the Second Amendment to Amended and Restated Credit Agreement.

(b) Amendment of Section 10.1.1. Section 10.1.1 of the Credit Agreement is amended, and as so amended, restated as of the Second Amendment Effective Date to read in its entirety as follows:

10.1.1 Annual Report. (i) Promptly when available and in any event within 120 days after the Second Amendment Effective Date: (a) a copy of the audit report of the Company for January 1, 2008 through the Second Amendment Effective Date, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the Second Amendment Effective Date, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, acknowledging that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail, together with (1) management discussion and analysis relating to important operation and financial developments during such period, and (2) a comparison of such results with the business plan and budget or such period; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the Second Amendment Effective Date and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for time period, certified by a Senior Officer of the Company.

(ii) Promptly when available and in any event within 120 days after the close of Fiscal Year 2009: (a) a copy of the annual audit report of the Company and its Subsidiaries for the Second Amendment Effective Date through June 30, 2009, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, acknowledging that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail, together with (1) management discussion and analysis relating to important operation and financial developments during such period, and (2) a comparison of such results with the business plan and budget or such period; (b) a compiled income statement of the Company and its Subsidiaries for July 1, 2008 through the Second Amendment Effective Date, and (c) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

(iii) Beginning with Fiscal Year 2010 and thereafter, promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, acknowledging that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail, together with (1) management discussion and analysis relating to important operation and financial developments during such period, and (2) a comparison of such results with the business plan and budget or such period; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

(c) Amendment of Section 10.1.2. Section 10.1.2 of the Credit Agreement is amended, and as so amended, restated as of the Second Amendment Effective Date to read in its entirety as follows:

10.1.2 Interim Reports. (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Company and the Company’s Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a report summarizing the utilization of Company’s Eligible Inventory, categorized as “in use” or “not in use” and showing the utilization percentage by dollar amount and by number of units and providing such information with respect to the Company’s operations as a whole with respect to each branch office operated by Company, certified by a Senior Officer of the Company;

(b) promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of earnings for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year for such period of the current Fiscal Year and a complete list of Accounts and Inventory, with the unit numbers, assigned branch, acquisition costs and dates of acquisition, certified by a Senior Officer of the Company;

(c) promptly upon the filing or sending thereof, copies of all reports of Holdings or any Loan Party on Form 10-K or Form 10-Q filed with the SEC; and

(d) promptly and in any event within five Business Days after receipt thereof by Holdings or any Loan Party, copies of each notice or other correspondence received from the SEC concerning any investigation or other inquiry by such agency regarding financial or account results of Holdings or any Loan Party.

(e) Amendment of Section 11.1. Section 11.1 of the Credit Agreement is amended by the addition of the following new subsections (f) and (g):

(f) Debt of GFNA under the Holdback Note, and an unsecured, subordinated guaranty thereof by the Company; provided that all Debt and other obligations of the Company and GFNA in respect of the Holdback Note shall be subordinated in right of payment to the Obligations on terms and conditions and pursuant to documentation in each case in form and substance acceptable to the Administrative Agent; and

(g) Debt of the Company where:

(A)	immediately before and after giving effect to such Debt, no Event of Default or Unmatured Event of Default shall exist;

(B)	the aggregate Debt is less than $25,000,000.00;

(C)	immediately after giving effect to such Debt, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14;

(D)	the Debt is subordinated in right of payment to the Obligations on terms and conditions and pursuant to documentation in form and substance acceptable to the Administrative Agent;

(E)
reasonably prior to incurring such Debt (and in any event not less than five (5) Business Days), the Administrative Agent shall have received draft copies of each material document, instrument and agreement to be executed in connection with such Debt with complete executed copies to be delivered to Administrative Agent by Company immediately following closing on the Debt;

(F)
not less than ten Business Days prior to incurring such Debt, the Administrative Agent and Lenders shall have received a summary with respect to the terms and conditions of the proposed Debt, and the Company’s calculation of pro forma financial ratios and restrictions set forth in Section 11.14;

(G)	the Administrative Agent and Required Lenders shall have approved the Company’s computation of pro forma financial ratios and restrictions set forth in Section 11.14;

(H)	the Debt shall mature no sooner than ninety-one (91) days after the Termination Date;

(I)	there shall be no payments of principal on the Debt, prior to ninety-one (91) days after payment in full of the Obligations;

(J)
any payment of interest on the Debt, prior to ninety-one (91) days after payment in full of the Obligations, shall be permitted so long as (i) no Event of Default currently exists or would result therefrom and (ii) the ratio, immediately prior to such payment, of Total Debt minus the Debt incurred pursuant to Section 11.1(g) to EBITDA, for the immediately preceding Computation Period, is less than 5.00:1.00; and

(K)	the Debt shall otherwise be on terms and conditions acceptable to the Administrative Agent.

(e) Amendment of Section 11.4. Section 11.4 of the Credit Agreement is amended, and as so amended, restated as of the Second Amendment Effective Date to read in its entirety as follows:

11.4 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may pay management fees to Holdings in an aggregate amount not exceeding $1,500,000.00 in any Fiscal Year; and (iii) for twenty-one (21) months following the Second Amendment Effective Date, so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make transfer payments to GFNA in an aggregate amount not exceeding $2,000,000.00 solely to make principal and interest payments under the Holdback Note.

(f) Amendment of Section 11.7. Section 11.7 of the Credit Agreement is amended, and as so amended, restated as of the Second Amendment Effective Date to read in its entirety as follows:

11.7 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties), except (i) for the merger pursuant to the Parent Merger Documents on the Second Amendment Effective Date, (ii) the payment of the management fees to Holdings to the extent permitted under Section 11.4 hereof, and (iii) in the ordinary course of and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favorable to such Person than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

(g) Global Amendment. All references to “MOAC” in the Credit Agreement are amended, and as so amended, restated as of the Second Amendment Effective Date to refer to “GFNA.”

(h) Exhibit B. Exhibit B of the Credit Agreement is hereby amended, and as so amended, restated as of the First Amendment Effective Date to read in its entirety as set forth on Exhibit B attached hereto.

3. Representations and Warranties. Company represents and warrants to the Lenders that:

(a) (i) The execution, delivery and performance of this Second Amendment and all agreements and documents delivered pursuant hereto by Company does not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Company, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Company is a party or by which Company or any of the properties of Company may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Company of this Second Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Second Amendment and all agreements and documents delivered pursuant hereto by Company are the legal, valid and binding obligations of Company, as a signatory thereto, and enforceable against Company in accordance with the terms thereof.

(b) After giving effect to the amendments contained in this Second Amendment, the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date of execution of this Second Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) with the same force and effect as if made on and as of the date of execution of this Second Amendment.

4. Conditions. The obligation of the Lenders under this Second Amendment shall be subject to full satisfaction of the following conditions precedent on or before October 30, 2008 (the actual date of full satisfaction of the following conditions precedent shall be referred to herein as the “Second Amendment Effective Date”):

(a) Copies, certified as of the date of execution of this Second Amendment, of such company documents and resolutions of Company and GFNA as Lenders may request evidencing necessary action by Company to obtain necessary authorization for the execution and performance of this Second Amendment and all other agreements or documents delivered pursuant hereto as Lenders may reasonably request.

(b) This Second Amendment shall have been duly executed by Borrower and delivered to Lenders and executed by Lenders.

(c) The Joinder to Guaranty and Collateral Agreement in form and substance satisfactory to the Administrative Agent shall have been duly executed by GFNA and delivered to Administrative Agent.

(d) The First Amendment to Guaranty and Collateral Agreement in form and substance satisfactory to the Administrative Agent shall have been duly executed by Company and GFN and delivered to Administrative Agent.

(e) The Control Agreement in form and substance satisfactory to the Administrative Agent shall have been duly executed by Company, GFNA and Subordinated Note Agent and delivered to Administrative Agent.

(f) An original stock certificate, representing all of the outstanding stock of the Company, together with an undated stock power executed in blank shall have been delivered to Administrative Agent.

(g) The Subordination and Intercreditor Agreement in form and substance satisfactory to the Administrative Agent shall have been duly executed by the Company, GFNA and D. E. Shaw Laminar Portfolios, L.L.C. and delivered to Administrative Agent.

(h) Receipt by Administrative Agent of an amendment to the Subordinated Note Purchase Agreement and the Subordinated Notes, acceptable to the Administrative Agent in form and substance in its sole discretion, which shall include amendments to the financial covenants to match the financial covenants set forth herein.

(i) Receipt by Administrative Agent of opinions of counsel for each Loan Party, including local counsel reasonably requested by the Administrative Agent.

(j) Receipt by Administrative Agent of a Solvency Certificate executed by a Senior Officer of the Company.

(k) Receipt by Administrative Agent of certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Second Amendment Effective Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with copies of such financing statements.

(l) Receipt by Administrative Agent of a Borrowing Base Certificate dated as of the Second Amendment Effective Date.

(m) Receipt by Administrative Agent of a certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 4(n) of this Second Amendment as of the Second Amendment Effective Date.

(n) The following statements shall be true and correct:

(i) the representations and warranties of each Loan Party set forth in this Second Amendment and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(ii) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

(o) The Parent Merger Documents shall have been fully executed by the parties thereto and a copy thereof delivered to Administrative Agent.

(p) The Certificate of Merger shall have been filed with the Delaware Secretary of State and a filed copy thereof delivered to Administrative Agent.

(q) The Holdback Note shall have been duly executed by GFNA and a copy thereof delivered to Administrative Agent.

(r) The Guaranty of the Holdback Note, in form and substance satisfactory to the Administrative Agent, shall have been duly executed by the Company and a copy thereof delivered to Administrative Agent.

(s) Company shall have paid all costs and expenses incurred by the Lenders in connection with the negotiation, preparation and closing of this Second Amendment and the other documents and agreements delivered pursuant hereto, including the reasonable attorneys’ fees and out-of-pocket expenses.

(t) Administrative Agent shall have received such additional agreements, documents, opinions and certifications, fully executed by Company, as may be reasonably requested by Administrative Agent.

5. Binding on Successors and Assigns. All of the terms and provisions of this Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

6. Governing Law/Entire Agreement/Survival. This Second Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely with such state and without giving effect to the choice or conflicts of laws principles of any jurisdiction. This Second Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Second Amendment shall survive the execution and delivery of this Second Amendment, and shall not be affected by any investigation made by any person. The Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

7. Further Agreements and Acknowledgments. Company hereby further acknowledges and agrees that:

(a) Neither the provisions of this Second Amendment nor any actions taken or not taken pursuant to or in reliance upon the terms of this Second Amendment shall constitute a novation of any of the Loan Documents, all of which remain in full force and effect in accordance with their respective terms, as amended to date;

(b) Neither this Second Amendment, nor any action taken by the Lenders pursuant to this Second Amendment, shall impair, prejudice, or in any other manner affect the rights of the Lenders in and to any collateral or other security which now or hereafter secures payment or performance of the Obligations or any part thereof, or establish or be deemed to establish any precedent or course of dealing with respect to any matter; and

(c) No provision hereof shall constitute a waiver of any of the terms or conditions of the Loan Documents, other than those terms or conditions explicitly modified herein. Company hereby represent, warrant, covenant and agree that there exists no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Documents and, in consideration hereof, expressly waive any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Lenders on or prior to the date hereof.

8.  Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Second Amendment. Receipt by telecopy of any executed signature page to this Second Amendment shall constitute effective delivery of such signature page.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective authorized signatories as of the Second Amendment Effective Date.

PAC-VAN, INC., an Indiana corporation

By:	/s/ Theodore M. Mourouzis
Theodore M. Mourouzis, President

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Lender and as Lender

By:	Bijon Jalaie
Bijon Jalaie, Vice President

NATIONAL CITY BANK, as Documentation
Agent and as Lender

By:	/s/ Christopher A. Susott
Christopher A. Susott, Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ James M. Stehlik
James M. Stehlik, Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Erik Siegfried
Erik Siegfried, Vice President

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:  LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of August 23, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Pac-Van, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.
Reports. Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.
Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.	Section 11.14.2 - Minimum Utilization Ratio

	1.	Average Book Value of	$________

Eligible Inventory “in use”

	2.	Average Book Value of	$________

All Eligible Inventory

	3.	Ratio of (1) to (2)	____ to 1

	4.	Minimum Required	.70 to 1

B.	Section 11.14.3 - Minimum Interest Coverage Ratio

	1.	Consolidated Net Income	$________

	2.	Plus: Interest Expense	$________
		income tax expense	$________
		depreciation	$________
		amortization	$________
		Claymon expenses	$________
		stock option expenses	$________
		transfer payments	$________

		acquisition EBITDA	$________

3.		Total (EBITDA)	$________

4.		Less: Cash Taxes	$________
		Dividends/Distributions	$________

5.		Adjusted EBITDA	$________

6.		Interest Expense	$________

7.		Transfer Payments to GFNA	$________

8.		Total of (6) and (7)	$________

9.		Ratio of (5) to (8)	____ to 1

8.		Minimum required	1.25 to 1

C.	Section 11.14.4 - Maximum Senior Debt to EBITDA Ratio

	1.	Senior Debt	$________

	2.	EBITDA	$________
(from Item B(3) above)

	3.	Ratio of (1) to (2)	____ to 1

	4.	Maximum allowed	5.00 to 1

D.	Section 11.14.5 - Maximum Total Debt to EBITDA Ratio

	1.	Total Debt	$________

	2.	EBITDA	$________
(from Item B(3) above)

	3.	Ratio of (1) to (2)	____ to 1

	4.	Maximum allowed	5.50 to 1

E.	Section 11.14.6 - Minimum EBITDA

	1.	EBITDA	$________
(from Item B(3) above)

	2.	Minimum allowed	$________

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________, ____.

PAC-VAN, INC., an Indiana corporation

By:
Title: